Exhibit 99.1
FBR Capital Markets Investment Call

Date: July 23, 2008

OPERATOR: At this time I would like to welcome everyone to the FBR Capital Market Second Quarter 2008 Earnings Conference call. All lines have been placed on mute to prevent any background noise.

After the speakers' remarks there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Beattie, you may begin your conference.

PAUL BEATTIE: Thank you. Good morning. This is Paul Beattie, Director of Investor Relations of FBR Capital Markets. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Capital Markets' annual report on Form 10-K and in quarterly reports on Form 10-Q.

I would now like to turn the call over to Eric Billings, Chairman and Chief Executive Officer of FBR Capital Markets. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer of FBR Capital Markets; and Brad Wright, FBR Capital Markets Chief Financial Officer.

ERIC BILLINGS: Thank you, Paul, and good morning. In today's call we will cover the second quarter results, franchise-building steps we took during the quarter, and the outlook going forward.

I said last quarter that I couldn't recall a market as challenging as the one we are currently experiencing, and that certainly continues to be true. We believe that the duration of the downturn will be prolonged and we will have a -- and will have a continuing negative impact on the securities industry, something I'll come back to in a few minutes.

Our second quarter results are clearly a reflection of the difficult capital markets environment in which we are working. The firm reported a $25.2 million or 39 cent per share second quarter loss, compared to a net after-tax earnings of 21.8 million or 34 cents per share in the second quarter of 2007. Investment banking revenue was $8.2 million, the lowest level in over seven years. And clearly primary capital markets continue to be challenging. In this type of environment, our focus equity capital markets model has always exhibited volatility, as evidenced by the quarter's results. Our institutional brokerage business maintained its strong upward trend during the quarter. Brokerage revenues were 34.8 million compared to 31.8 million for the first quarter of 2008; and 32.7 million in the second quarter of 2007. For the first six months of 2008, institutional brokerage revenues were $66.6 million, 14 percent above the first half of 2007.

As history has shown us, difficult market conditions present opportunities for us to take advantage of our unique strengths and capabilities. Our strong highly liquid capital structure gave us the flexibility in the second quarter to hire a number of talented production professionals in investment banking and institutional brokerage, and to launch a convertible securities unit, which will be headquartered in our New York office. The addition of this convertible security origination and trading capability is an important new service offering for our banking and institutional brokerage clients, and a significant step in the fulfillment of our mission to become the preeminent global investment bank serving middle market companies and those who invest in them. Our new convertibles team -- the leadership core of which came from Bear Stearns -- brings us strong and active buy-side accounts and relationships with potential issuers which complement and extend our network. Not only will we be able to work together to offer these products to our existing institutional clients and corporate clients, but we will also have the opportunity to open new doors and form new avenues of distribution.

As we said in the release, we will continue to make strategic hires and acquire or fund businesses, like the convertibles unit that are additive to our franchise. At the same time, however, we are continue to proceed with caution because we believe the break in the financial markets -- which has curtailed capital markets activity both here and overseas -- is likely to persist. In light of this difficult economic climate, we are deepening the cost-reduction plan initiated in the first quarter in order to position all of our businesses for this market environment. It is our intent to accomplish this while we -- continuing to selectively enhance revenue-generating capabilities in new and existing businesses.

Further, as the US economy rights itself and adequately recapitalizes its financial structure, the country will come out of this painful process with far healthier financial institutions that are more competitive globally, and with financial markets that are better controlled from a regulatory standpoint. In this environment, fast moving capital-raising capabilities -- which are one of our primary strengths of this firm -- are of paramount importance. We believe that with the platform we have today, and because of the severity of the economic climate, we are likely to participate in capital-laden opportunities created by the environment.

FBR Capital Markets is a firm that has historically performed well in challenging environments. Our franchise is strong. We have substantial balance sheet strengths with 480 million of capital -- all equity -- and more than 300 million in cash and cash equivalents. The execution of the previously mentioned activities, along with our flexibility and adaptability as a firm, will lead to reduced volatility and greater profitability as we take advantage of the environment and the inevitable recovery.

We will now open the call to questions.

OPERATOR: At this time I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We'll pause for a moment to compile the Q and A roster. Your first question comes from the line of Roger Freeman of Lehman Brothers.

ERIC BERTRAND: Eric calling in for Roger. On the capital raising and backlog, could you give some color as to what sort of deals you have on the road, if any at all, in the third quarter? What sort of pipeline you're starting to see developing for the back half of this year?

ERIC BILLINGS: Sure. Eric, in terms of backlog, -- as you know, we don't give specific guidance on the backlog. But, we are active in all our industry group in banking right now. We have several transactions that are either right at the front end of being on the road or will be on the road within a week or two. We're not lead manager on all those transactions, but there are some transactions where that is our role.
And we obviously like many financial institutions -- or many brokerage financial institutions focused on financial institutions are spending a lot of time in dialogue with midsize banks about recapitalization opportunities. So, that clearly is part of the backlog. But, beyond that we're not going to give a whole lot of details on specific guidance.

ERIC BERTRAND: Okay. So, you would definitely characterize the financial sectors as, you know, probably the largest part of the backlog at this point?

RICK HENDRIX: I -- yeah, I think that's fair. I mean, we're active really in all the groups. But certainly in terms of revenue opportunities, that's the biggest near-term piece of the business.

ERIC BILLINGS: I'd like to say in addition to that Eric, the -- you know, our backlogs all have activity. Diversified industries have very significant activity. But I think the receptivity from the buy side of the US capital -- world capital markets is much more significant in the financial service industry.

In particularly, obviously, wrapped around these recapitalizations or creation companies which take advantage of the difficulty in the environment and, so, that clearly is where we're allocating a lot of resources and focus.

ERIC BERTRAND: Okay. On the investment portfolio, we note a lack of meaningful P&L on the investment portfolio actually was a positive number versus the prior losses in the past couple quarters. We're trying to, compare and contrast that with the significant declines in the broader financial stocks over the past quarter. Could you help me with a couple things?

The first question is: When we get to the Q, how will the per-unit prices on the merchant banking portfolio compare to the quarter-end prices in FBR Plus? Would you characterize them as largely consistent? And, second, if you're not actually marking to the FBR Plus prices, how do you mark those portfolios?

RICK HENDRIX: Okay. You've got a couple questions in there. Number one, as you know, we did just have write-downs for both the fourth quarter and the first quarter in that portfolio. And we evaluate each of those positions every quarter, and did not have any write-downs the second quarter because we don't believe they're impaired beyond where they're marked currently. Each of the securities themselves, depending on whether it is a public security, or whether it's a private security, is treated differently. But if we had a mark in FBR Plus, or trading value in FBR Plus, that was meaningfully below our cost basis, and it persisted there, that would in all likelihood drive a write-down. And that's part of what drove fourth quarter, first quarter activity. So, that is one parameter that we use to look at the privates. Obviously in the public securities we look at the public market. And, you know, what I will tell you, is that we don't have securities in the portfolios that are marked meaningfully above or above at all kind of where the trade places are in portal.

ERIC BERTRAND: Fair enough. Thank you. My last question then I'll hop in the queue. On the expense management, you talk about efforts to reduce, you know, expenses. Could you give a little more color as to, you know, what areas you're looking to, reduce expenses, be it head count, nonpersonnel expense? What sort of time frame are you looking at there? Thanks.

RICK HENDRIX: Well, the time frame is right now. As you know, we did reduce head count in the first quarter, and yet we have continued to hire where we thought we could add really talented people to the franchise and we're going to continue to do that. But at the same time, as we build the business, we are going to focus both on fixed expenses and are looking to have a meaningful reduction fixed expenses that will be initiated here just in the next couple of weeks. And in all likelihood a reduction in variable expenses as well.

And through the combination of those, we intend to get our breakeven down into the mid 200s from a revenue standpoint.

OPERATOR: Your next question comes from the line of Dan Fannon of Jefferies.

DAN FANNON: Thanks, guys. Can you talk about the balance sheet for a second, just kind of help us understand the mortgage securities you own, and how they're funded, and the risk associated with those assets?

RICK HENDRIX: Sure. Dan, all of the mortgage securities that are on the balance sheet are agency floaters.

DAN FANNON: Okay.

RICK HENDRIX: And, so, there is no interest rate risk in that portfolio. And we have, to the extent there are caps on the floaters, we have taken the caps off. So, they're an average spread of about 92 basis points. And they're funded through repo agreements, but they're term repo agreements. We have three counterparties, and I believe the weighted average term of these financing commitments is about 13 months currently.

DAN FANNON: Okay. And then you look at your capital, you have been sitting on for a while a sizeable amount of cash but you are losing money. I think you announced the buy-back program several quarters ago. At which point is the buy-back off the table for a while, just given kind of where we are and kind of the revenue stream we're at? And is it something where we could see you using this capital to take advantage of -- from the growing asset management business at all, or is that also kind of been dialed back in terms of priorities?

ERIC BILLINGS: Just real quick, Dan. Now, we definitely wouldn't say that buy-backs are off the table. We, you know, obviously look at this and view it under different circumstance, and we're contemplating different activities, if this makes you more or less able to buy back stock. And, so, many things get reflected in that activity. But obviously, with our stocks trading where it is now, and as we have opportunity then that is definitely something we would consider. The asset management business is something that we are focused on. We absolutely intend to continue to allocate resources and to build that business. Having said that, we're going to be very focused in cutting costs there as well. But we will -- we are building that business. And if we have an opportunity with our capital to do something very creative, we would consider it. But there are numerous factors involved there. And, so -- but, we're really comfortable having a very liquid balance sheet and having that strength as a core character of our company at all times and all environments. And, so, it's not as if we have $350 million in cash and we're feeling anxious that -- to put that to work in some way that would deplete the cash. We actually by design want to maintain a strong, highly liquid balance sheet all of the time. So -- but we will certainly try to take advantage of opportunities that are significant in buy-back stock absolutely. It is one of the things that we are looking at very actively.

DAN FANNON: Okay. And then lastly, in terms of your dialogue with clients, is the 144A product still at the forefront of what you guys are pitching, given the illiquidity associated with that and maybe dwindling investor appetites for those type of securities, is it more as your -- has your pitch changed?

RICK HENDRIX: Yeah. Dan, our pitch hasn't changed. I mean, the 144A market is not even -- you know, to describe it that way is probably unfair. It's not a separate market, it's part of the equity capital market. And we happen to be able to execute those transactions very quickly and in a way that is real attractive to both issuers and investors. So, it's always part of the pitch, in terms of alternatives to raise capital. There are circumstances where it's more relevant, and circumstances where it's less relevant. But I wouldn't -- our approach hasn't changed. Our approach is, get issuers the most attractive capital that we can in the fastest time frame, and if that's a public execution, it's a public execution. If it's a private execution, it's a private execution. And, you know, in this environment I would tell you that I don't think that a public deal is any particularly easier to execute than a 144A.

ERIC BILLINGS: In fact, Dan, I would point to the Thornburg transaction, which was private. And as you know, with a billion $400 million dollar transaction. And/or specifically in June -- the middle of June we had functionally completed a $450 million recap of the Southern California Savings Bank. And then, unfortunately, just prior to actually formally completing the transaction, it was acquired by another bank. But that also was a private transaction, and both of those were received very well. So, I think I would say that while your observation to liquidity is a good one, and in a difficult market as you rightly point out, liquidity becomes more important. Nonetheless, right now often times speed is even more important. And, obviously, that's something that has always been a great strength of the company as you know. And when we were back in the early '90s in the fairly similar circumstances, recapitalizing banks and thrifts back then taking advantage of the unique ability to move with speed and creativity, which we're doing. In that capacity, the 144A-type execution I think actually becomes paramount. So, in that regard I think you'll continue to see a mix of activities.

DAN FANNON: Okay. Great. Thank you.

ERIC BILLINGS: Great.

OPERATOR: Again, if you have a question, please press star then the number one on your telephone key pad. You have a follow-up question from the line of Roger Freeman of Lehman Brothers.

ERIC BERTRAND: On the -- the cash on your balance sheet is $300 million. How much of that would you characterize as excess above what you would need for, you know, regulatory requirements, you know, working capital needs, that sort of stuff?

ERIC BILLINGS: In reality, Eric, it's all excess. We have $480 million in capital. And, so, for regulatory purposes our -- we're in, you know, capital compliance substantially with the capital away from that cash. So, in -- and it's really all cash that we have the ability to utilize in ways we think best and prudent, and to take advantage of pportunities that can come up.

ERIC BERTRAND: Okay. On the asset management business, could you let us know what the flows were in the quarter, the net new assets, you know, one way or the other?

RICK HENDRIX: Yes, the asset management business was down, in terms of AUM by 10 percent in the quarter, and about half of that was negative flows, and half of that was performance.

ERIC BERTRAND: Okay. And in the advisory business, could you talk about the backlogs there, you know, separately from the capital raising in backlogs? Are you seeing increased activity there? How is that receptivity to that business?

RICK HENDRIX: The short answer is, yes, we are seeing increased activity there. You know, this quarter was actually, you know, like the capital raising activity was a light quarter for us in the advisory business. Our expectation is based on pipeline. And, as you know, that's a longer tail business. And, so, we've got a little better feel for what revenues will be in that part of our business in the third quarter. We would hope that we'll do at least double those revenues in the third quarter.

ERIC BERTRAND: Okay. And I guess my last question I have would be on the tax rates, a little detailed question. The effective rate was closer, you know, to 28 percent. Where would you expect the tax rate kind of on an on-going basis to be? Is there something happening in there because of the low income?

BRAD WRIGHT: Yeah, Eric, this is Brad Wright. We look at the projected tax rate for the whole year and then, you know, get to where we need to be on a year-to-date basis. And I would expect, you know, for he full year to be closer to 40 percent. But we did have some -- some permanent differences that we took into effect and got us down to around 28 this quarter.

ERIC BERTRAND: Thank you, guys.

ERIC BILLINGS: Thank you, Eric.

OPERATOR: At this time there are no further questions. Mr. Billings, do you have any closing remarks?

ERIC BILLINGS: No. We appreciate everybody joining us and are optimistic that next quarter will be better than this one. And we'll be looking forward to taking advantage of different opportunities. But thank you all for joining us, and we look forward to speaking with you next quarter.